Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

PERKINELMER, INC.

VICTOR ACQUISITION CORP.

and

VIACELL, INC.

Dated as of October 1, 2007

i

TABLE OF CONTENTS

(Continued)

ANNEX I	Conditions of The Offer
EXHIBIT A	Form of Certificate of Incorporation of the Surviving Corporation

TABLE OF DEFINED TERMS

Acceptance Time	1.3(a)
Accredited Investor	2.7(d)
Acquisition Agreement	7.1(b)
Acquisition Proposal	7.1
Adverse Recommendation Notice	7.1(b)
Affiliate	4.2(e)
Agreement	Introduction
Approved Company Compensation Arrangement	4.23
Certificate of Merger	2.3
Certificate	3.1(a)
CLIA	4.15(o)
Closing	2.2
Closing Date	2.2
Code	1.1(e)
Company	Introduction
Company Adverse Recommendation Change	9.1(c)
Company Balance Sheet	4.5(b)
Company Board	1.2(b)
Company Capital Stock	3.2(c)
Company Common Stock	Introduction
Company Compensation Arrangement	4.23
Company Disclosure Schedule	Article IV
Company Employees	7.8(a)
Company Employee Plans	4.14(a)
Company Intellectual Property	4.10(b)
Company Leases	4.9(b)
Company Material Adverse Effect	4.1
Company Material Contracts	4.11(a)
Company Permits	4.16
Company Preferred Stock	4.2(a)
Company SEC Documents	4.5(a)
Company Stockholder Approval	4.4(a)
Company Stockholders Meeting	7.4(a)
Company Stock Options	4.2(c)
Company Stock Plans	4.2(c)
Company Voting Proposal	4.4(a)
Company Warrants	4.2(d)
Compensation Committee	4.23
Confidentiality Agreement	6.2
Contamination	4.12(c)
Designated SEC Documents	Article IV
DGCL	Introduction
Dissenting Shares	3.1(b)
Effective Time	2.3
Employee Benefit Plan	4.14(a)
Environmental Law	4.13(b)
ERISA	4.14(a)
ERISA Affiliate	4.14(a)
Exchange Act	1.1
ESPP	7.9

TABLE OF DEFINED TERMS

(Continued)

FDA	4.15(d)
Financial Advisor	4.19
GAAP	4.5(b)
Governmental Entity	4.4(c)
Hazardous Substance	4.13(e)
Healthcare-Related Law	4.15(o)
HIPAA	4.15(i)
HSR Act	4.4(c)
Indemnified Parties	7.7(a)
Independent Directors	1.3(c)
Insurance Policies	4.18
Intellectual Property	4.10(a)
Intervening Event	7.1(b)
IRS	4.14(b)
Letter of Transmittal	1.1(c)
Liens	4.4(b)
Merger	Introduction
Merger Agreement	Annex I
Merger Consideration	3.1
Minimum Condition	Annex I
New Plans	7.8(b)
Offer	Introduction
Offer Consideration	1.1
Offer to Purchase	1.1
Offer Documents	1.1(c)
Old Plans	7.8(b)
Option Consideration	7.8(c)
Ordinary Course of Business	4.3(d)
Outside Date	9.1(b)
Parent	Introduction
Paying Agent	3.2(a)
Payment Fund	3.2(a)
Proxy Statement	7.4(b)
Purchaser	Introduction
Purchaser Designees	1.3(a)
Registered Intellectual Property	4.10(c)
Registrations	4.15(d)
Release	4.13(d)
Representatives	7.1(a)
Sarbanes Act	4.5(a)
Schedule TO	1.1(c)
Schedule 14D-9	1.2(b)
SEC	1.1(b)
Securities Act	4.2(e)
Section 262	3.1(b)
Shares	Introduction
Specified Time	7.1(a)
Stark Law	4.15(j)
Subsidiary	4.3(a)

TABLE OF DEFINED TERMS

(Continued)

Superior Proposal	7.1(f)
Surviving Corporation	2.1
Taxes	4.8(n)
Tax Returns	4.8(n)
Third Party Intellectual Property	4.10(b)
Top-Up Option	2.7(a)
Top-Up Option Shares	2.7(a)
Trade Secrets	4.10(a)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 1, 2007, is among PerkinElmer, Inc., a Massachusetts corporation (the “Parent”), Victor Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and ViaCell, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Parent, the Purchaser and the Company have determined that it would be advisable and in the best interests of their respective stockholders for the Parent to acquire the Company upon the terms and subject only to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, the Purchaser will make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the Company’s issued and outstanding shares of common stock, $0.01 par value per share (the “Company Common Stock”), at a price of $7.25 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to effectuate such acquisition, following consummation of the Offer, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”);

WHEREAS, the Board of Directors of the Company has by unanimous vote (i) determined that the Offer and the Merger are fair to, and in the best interest of, the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) declared the advisability of this Agreement and resolved to recommend that the holders of the Company Common Stock tender their shares into and accept the Offer and adopt this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Purchaser and the Company agree as follows:

ARTICLE I

THE CASH TENDER OFFER

1.1 The Offer.

(a) Subject to the terms and conditions of this Agreement, within ten business days of the day on which the Purchaser’s intention to make the Offer is publicly announced (which announcement will be made by the Parent on October 1, 2007), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer to purchase any and all outstanding shares of Company Common Stock at a price of $7.25 per share, net to the seller in cash, without interest thereon (the “Offer Consideration”). On the terms and subject to the prior satisfaction or waiver (to the extent permitted under this Agreement) of the conditions of the Offer and this Agreement, the Purchaser shall accept for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such shares of Company Common Stock promptly after acceptance. The obligation of the Parent and the Purchaser to commence the Offer and to accept for payment and pay for shares of Company Common Stock validly tendered in the Offer and not properly withdrawn shall be subject only to the conditions set forth in Annex I to this Agreement.

(b) The initial expiration date of the Offer shall be the 20th business day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). The Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive, amend or modify any term or condition of the Offer in its sole discretion; provided, however, that, without the prior written consent of the Company, the Purchaser shall not:

(i) change the form of consideration payable in the Offer, decrease the Offer Consideration or decrease the number of shares of Company Common Stock sought pursuant to the Offer;

(ii) extend the expiration date of the Offer except (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof), (B) that if, immediately prior to the scheduled expiration date of the Offer (as it may be extended), any condition to the Offer has not been satisfied or waived, the Purchaser may, in its sole discretion, and shall at the request of the Company, extend the expiration date of the Offer for one or more periods (not in excess of ten business days each) but in no event later than February 28, 2008 or (C) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC;

(iii) waive the Minimum Condition;

(iv) amend any material term of the Offer in any manner materially adverse to holders of shares of Company Common Stock or which would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of the Parent and the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement; or

(v) impose any condition to the Offer not set forth in Annex I.

The Purchaser may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act following its acceptance for payment of shares of Company Common Stock in the Offer. If immediately following the Acceptance Time (as defined in Section 1.3(a)), the shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer constitute more than 80% but less than 90% of the Shares of Company Common Stock outstanding at that time, then to the extent requested by the Company, the Purchaser shall provide for a subsequent offering period of at least 5 business days; provided, however, that the Purchaser shall not be required to provide for such subsequent offering period if it notifies the Company that it intends to promptly exercise the Top-Up Option (as defined in Section 2.7(a)), and that the Purchaser does so. The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement) only if this Agreement is validly terminated in accordance with its terms.

(c) On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”), a form of the related letter of transmittal (the “Letter of Transmittal”), and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Parent or the Purchaser with respect to information supplied by the Company or any of its stockholders in writing for inclusion or incorporation by reference in the Offer Documents. The Parent and the Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of the Parent, the Purchaser and the Company each shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the stockholders of the Company. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Parent or the Purchaser or their counsel.

(d) The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(e) The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as the Purchaser reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable law.

1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Contemporaneously with the commencement of the Offer, if practicable, and otherwise reasonably promptly (and in any event within two business days) thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by applicable U.S. federal securities laws, to the stockholders of the Company. Except and to the extent otherwise permitted pursuant to Section 7.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the board of directors of the Company (the “Company Board”) in favor of the Offer and the adoption of this Agreement and the transactions contemplated hereby, including the Merger, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Company with respect to information supplied by the Parent or the Purchaser in writing for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser each shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable U.S. federal securities laws. The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to stockholders of the Company, except to the extent that any delay caused by such opportunity to review and comment would be inconsistent with the fiduciary obligations of the Company Board. The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.

(c) The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Schedule TO and the Offer Documents, all information concerning the Company required under applicable U.S. federal securities laws to be included in the Offer Documents or that may be reasonably requested by the Parent and the Purchaser in connection with the preparation of the Schedule TO or the Offer Documents or their obligations hereunder.

(d) In connection with the Offer, the Company shall instruct and cause its transfer agent to promptly furnish to the Purchaser or its designed agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date and, to the extent known, a list of the beneficial owners of the shares of Company Common Stock as of a recent date, together with copies of all security position listings and all other computer files and other information in the Company’s possession or control regarding the beneficial owners of such shares, and shall furnish to the Purchaser such information and assistance (including updated lists and information) as the Purchaser may reasonably request for the purpose of communicating the Offer to the record and beneficial owners of the shares of Company Common Stock. From and after the date of this Agreement, all such information concerning the Company’s record and, to the extent known, beneficial holders shall be made available to the Purchaser. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 9.1, shall, upon request, deliver to the Company, or destroy at the Purchaser’s election, all copies of such information then in their possession or under their control.

1.3 Directors.

(a) Promptly after the first time at which the Purchaser accepts for payment shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”) satisfying the Minimum Condition, and from time to time thereafter as shares of Company Common Stock are accepted for payment and paid for by the Purchaser, the Purchaser shall be entitled to designate such number of members of the Company Board (the “Purchaser Designees”), rounded up to the nearest whole number, as will give the Purchaser representation on the Company Board equal to the product of the total number of members of the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of shares of Company Common Stock beneficially owned by the Parent or the Purchaser at such time (including shares of Company Common Stock so accepted for payment) bears to the total number of shares of Company Common Stock then outstanding; provided that in no event shall the Purchaser Designees constitute less than a majority of the Company Board. In furtherance thereof, the Company shall, upon the request of the Purchaser, use its reasonable best efforts promptly (and in any event within one business day) either to increase the size of the Company Board or to secure the resignations of such number of the Company’s incumbent directors, or both, as is necessary to enable the Purchaser Designees to be so elected or appointed to the Company Board and the Company shall take all actions available to the Company to cause the Purchaser Designees to be so elected or appointed. At such time, the Company shall, if requested by the Purchaser, also take all action necessary to cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. The provisions of this Section 1.3 are in addition to and shall not limit any rights which the Purchaser, the Parent or any of their affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable law with respect to the election of directors or otherwise.

(b) The Company shall take all actions required in order to fulfill its obligations under Section 1.3(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9, provided that the Parent and the Purchaser have timely supplied to the Company in writing any information with respect to the Parent and the Purchaser and the Purchaser Designees to the extent required by such Section 14(f) and Rule 14f-1, and Parent shall be solely responsible for such information.

(c) Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time (as defined in Section 2.3 hereof), be directors of the Company who were directors of the Company on the date hereof (the “Independent Directors”), provided that, if there shall be in office less than two Independent Directors for any reason, the Company Board shall cause the person designated by the remaining Independent Director to fill such vacancy who shall be deemed to be an Independent Director for all purposes of this Agreement, or if no Independent Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be directors, officers, employees or affiliates of the Parent or the Purchaser and such persons shall be deemed to be Independent Directors for all purposes of this Agreement. From and after the time, if any, that the Purchaser Designees constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of the Parent or the Purchaser hereunder, any waiver of any condition to the Company’s obligations hereunder or any of the Company’s rights hereunder (other than a waiver of clause (A) of Section 2.7(b)) or any amendment to the Company’s certificate of incorporation or bylaws may be effected only if (in addition to the approval of the Company Board as a whole) there are in office one or more Independent Directors and such action is approved by a majority of the Independent Directors then in office.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall merge with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the DGCL.

2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the merger (the “Closing”) shall take place at 11:00 a.m., eastern time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, or at such other time, date or place agreed to in writing by the Parent and the Company; provided that if all the conditions set forth in Article VIII shall not have been satisfied or (to the extent permitted by applicable law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by applicable law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the

“Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5 Certificate of Incorporation and By-Laws. The Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended in its entirety to read as set forth in Exhibit A until thereafter amended as provided under the DGCL. The By-laws of the Purchaser as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided under the DGCL.

2.6 Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified. Prior to the Effective Time, the Company shall cause each member of the Company Board, other than the Purchaser Designees, to execute and deliver a letter effectuating his or her resignation as a director of the Company effective upon the Effective Time.

2.7 Top-Up Option.

(a) Subject to Section 2.7(b) and Section 2.7(c), the Company grants to Purchaser an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Purchaser as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding on a fully diluted basis (determined in accordance with Annex I) (assuming the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company and its Subsidiaries and the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the instruments disclosed pursuant to Section 4.2(d)) as of immediately prior to the exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by Purchaser, in whole or in part, at any time at or after the Acceptance Time; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable laws, rules or regulations (including, without limitation, the NASDAQ rules and regulations), (B) immediately following exercise of the Top-Up Option, the number of shares of Company Common Stock owned in the aggregate by the Parent, the Purchaser and each of the Parent’s direct and indirectly wholly owned subsidiaries constitutes at least one share more than 90% of the number of shares of Company Common Stock then outstanding on a fully diluted basis (determined in accordance with Annex I) (assuming the issuance of the Top-Up Option Shares) and (C) the Minimum Condition shall have been satisfied. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable laws, rules or regulations, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Consideration. Such purchase price may be paid by Purchaser, at its election, either in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of cash and such promissory note. Any such promissory note shall bear interest at the applicable federal rate determined under Section 1274(d) of the Code, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event that Purchaser wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by Purchaser is to take place. At the closing of the purchase of the Top-Up Option Shares, Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares, and the Company shall cause to be issued to Purchaser a certificate representing such shares.

(d) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor”, as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE III

CONVERSION OF SECURITIES IN THE MERGER

3.1 Effect of Merger of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

(i) each share of the Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Parent, the Purchaser or the Company or any direct or indirect wholly-owned subsidiary of the Parent, the Purchaser or the Company, including all shares of Company Common Stock held by the Company as treasury stock, shall automatically be cancelled and retired, and no payment shall be made with respect thereto; and

(iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to clause (ii) above and any Dissenting Shares (as defined in Section 3.1(b) hereof)) shall be automatically cancelled and extinguished and be converted into and become the right to receive from the Surviving Corporation $7.25 in cash per share (or any such higher price per share as may be paid in the Offer) without any interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 3.1(a)(iii) upon surrender of such Certificate in accordance with Section 3.2, without interest and subject to any applicable withholding rights in accordance with Section 3.2(h).

(b) Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of the Company’s Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(iii), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(a)(iii). The Company shall give the Parent and the Purchaser prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to shares of Company Common Stock, and the Parent and the Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent and the Purchaser, make any payment with respect to, or settle, or offer to settle, any such demands, or agree to do any of the foregoing.

(c) Following the Effective Time, Company Stock Options and Company Warrants shall be treated in the manner set forth in Section 7.8 and Section 7.10.

3.2 Surrender of Certificates.

(a) Prior to the Effective Time, the Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment after the Effective Time of the Merger Consideration upon surrender of Certificates. At or prior to the Effective Time, the Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent, cash necessary for payment of the Merger Consideration pursuant to Section 3.1(a)(iii) upon surrender of Certificates (such cash being hereinafter referred to as the “Payment Fund”).

(b) Parent shall use its reasonable best efforts to cause the Paying Agent to mail to each holder of record of a Certificate within five business days after the Effective Time (or, if reasonably practicable, sooner): (i) a Letter of Transmittal (in customary form and which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Paying Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such Letter of Transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor an amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 3.1(a)(iii), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock formerly represented by such Certificate have been converted pursuant to Section 3.1(a)(iii). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the capital stock of the Company (the “Company Capital Stock”) formerly represented by such Certificate. Upon the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Any portion of the Payment Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered by the Paying Agent to the Parent, upon demand, and any holder of a Certificate who has not theretofore complied with this Article III shall thereafter look only to the Parent for payment of the Merger Consideration, but shall have no greater rights against the Parent than may be accorded to general unsecured creditors of the Parent under applicable law.

(e) None of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.4)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) The Paying Agent shall invest any cash included in the Payment Fund in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or (iv) money market funds investing solely in a combination of the foregoing, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall use its reasonable best efforts to cause the Payment Fund to include at all times cash necessary for payment of the Merger Consideration pursuant to Section 3.1(a)(iii) upon surrender of Certificates. Any interest and other income resulting from such investments shall be paid to and be the property of the Parent.

(g) If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.1(a)(iii), in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Parent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificate.

(h) The Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as any of them reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Paying Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to the Parent on or before the date of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement, but only to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other section to which such disclosure is relevant), or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, or any report filed with the SEC by the Company pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three business days prior to the date hereof (other than any information in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Company SEC Documents, and other than any other forward-looking statements contained in such Company SEC Documents that are of a nature that they speculate about future developments) (the “Designated SEC Documents”), the Company hereby represents and warrants to the Parent and the Purchaser as follows:

4.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 4.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate with all other changes, events, circumstances, developments or effects occurring or existing prior to the determination of a Company Material Adverse Effect, has a material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Company Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (B) any adverse effect that results from conditions in any of the industries or industry sectors in which the Company or any of its Subsidiaries operates (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (C) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (D) any adverse effect resulting from any change in any applicable United States or foreign, federal, state or local laws, statutes, ordinances, rules, regulations or agency requirements of any Governmental Entity, or regulatory requirements (provided that such adverse effect does not affect the Company in a disproportionate manner as compared to the Company’s industry peers or as compared to the Parent); (E) any changes (after the date hereof) in GAAP; (F) any loss of customers, suppliers, vendors or employees or any cancellation of or delay in customer orders resulting from the announcement or pendency of this Agreement, the Offer or the Merger (but not, for the avoidance of doubt, any direct legal or contractual consequence of the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby); (G) the failure of the Company to meet internal or analysts’ expectations or projections, in and of itself (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (H) any adverse effect resulting from any action taken by the Company or any of its Subsidiaries with Parent’s prior written consent or the taking of any action expressly required by this Agreement (other than in the first sentence of Section 6.1); (I) a decline in the Company’s stock price, in and of itself (it being understood that any cause of any such decline may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and (J) the Company’s continuing to suffer operating losses in amounts not materially larger than the losses projected to be suffered by the Company in projections previously provided to Parent by the Company. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph. The Company has delivered to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of September 27, 2007, (i) 39,079,100 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were designated, issued or outstanding.

(b) The Company has made available to the Parent complete and accurate list of all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(c) The Company has made available to the Parent complete and accurate information, as of the date of this Agreement, regarding all plans or other arrangements under which Company Stock Options (as defined below) were granted (collectively, the “Company Stock Plans”), indicating for each Company Stock Plan, as of the close of business on the business day prior to the date of this Agreement, the number of shares of Company Common Stock issued to date under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan (such outstanding options, the “Company Stock Options”) and the number of shares of Company Common Stock reserved for future issuance under such Plan. The Company has made available to the Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(d) The Company has made available to the Parent complete and accurate information regarding the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Company Common Stock outstanding as of the date of this Agreement (other than Company Common Stock) (such outstanding warrants or other rights, the “Company Warrants”) and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price and the date of grant thereof. The Company has delivered to the Parent complete and accurate copies of the forms of agreements evidencing all Company Warrants.

(e) Except (x) as set forth in this Section 4.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the

Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor, to the knowledge of the Company, any of its Affiliates, is a party to or is bound by any agreements or other enforceable arrangements with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or other enforceable arrangements to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(f) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 4.2(c) and 4.2(d) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(g) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company made available to the Parent by the Company.

(h) No consent of the holders of Company Stock Options or Company Warrants is required in connection with the actions contemplated by Sections 3.1(c) and 7.8.

4.3 Subsidiaries.

(a) The Company has made available to the Parent a complete and accurate list of each Subsidiary of the Company, including: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified, in good standing or to have such power and authority that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has delivered to the Parent complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) Other than pursuant to the Company’s investment policy as in effect on the date of this Agreement (a copy of which has been made available to the Parent), the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”).

4.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to the extent required by applicable law, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger, the Offer and this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger, the Offer and this Agreement and declared the advisability of this Agreement, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, to the extent required by applicable law. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval to the extent required by applicable law. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval (to the extent required by applicable law) and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 4.4(c) having been obtained prior to the Effective Time and all filings and notifications described in Section 4.4(c) having been made and the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act having terminated or expired prior to Effective Time, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Section 4.4(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, the absence of which has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental, regulatory or administrative authority, agency, commission or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Schedule TO, Offer Documents, Schedule 14D-9 and (if required by applicable law) the proxy or information statement (the “Proxy Statement”) with respect to the Company Stockholders Meeting (as defined below) with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of the Nasdaq Stock Market and the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(d) To the extent stockholder approval is required by applicable law, the affirmative vote for adoption of the Company Voting Proposal by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

4.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since it became an SEC reporting company, and has made available to the Parent copies of all registration statements, forms, reports, certifications and other documents filed by the Company with the SEC since January 1, 2005, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S. C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”). All such registration statements, forms, reports, certifications and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents.” The Company has made available to the Parent copies of all comment letters received by the Company from the staff of the SEC since January 1, 2005 and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents (x) were or will be filed on a timely basis, (y) at the time filed (or as of the date of the last amendment thereof, if any such Company SEC Document filed prior to the date hereof was amended after the filing and prior to the date hereof), were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (z) did not or will not at the time they were or are filed (or as of the date of the last amendment thereof, if any such Company SEC Document filed prior to the date hereof was amended after the filing and prior to the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount or effect. The consolidated, unaudited balance sheet of the Company as of June 30, 2007 is referred to herein as the “Company Balance Sheet.”

(c) To the knowledge of the Company, PricewaterhouseCoopers LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to stockholders of the Company, shall comply in all material respects with the provisions of applicable securities laws and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement (if required) to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting, on the date the Proxy Statement is first published, sent or given to stockholders of the Company and at the time of the Company Stockholders Meeting, shall comply in all material respects with the provisions of applicable securities laws and shall not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading; provided that no representation or warranty is made pursuant to this Section 4.4(c) with respect to any written information provided by or on behalf of the Parent or the Purchaser for inclusion in the Proxy Statement.

4.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed in the financial statements contained in the Designated SEC Documents; (ii) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet; (iii) liabilities resulting from the Company’s compliance with clauses (a) through (y) of Section 6.1; (iv) investment banking, accounting and legal fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement; and (v) liabilities that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

4.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date and up to and including the date of this Agreement, there has not been (i) any change, event, circumstance, development or effect that has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent pursuant to Section 6.1 of this Agreement had such action or event occurred after the date of this Agreement.

4.8 Taxes.

(a) Each of the Company and the Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, except where the failure to properly file on a timely basis has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect, and all such Tax Returns were true, correct and complete except where the failure of such Tax Returns to be true, correct and complete has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable, except where failure to so pay on a timely basis has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. To the Company’s knowledge, neither the Company nor any Subsidiary (i) has any actual or potential material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary, or (ii) is a party to or bound by any material Tax indemnity, Tax sharing, Tax allocation or similar agreement (other than such an agreement exclusively between or among the Company and its Subsidiaries), limited in each case to Taxes imposed on net or gross income. To the Company’s knowledge, all Taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Company has delivered or made available to the Parent (i) complete and correct copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any

Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. To the Company’s knowledge, no examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes which waiver or agreement is still in effect.

(c) Except for liens and other encumbrances that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect, there are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable or being contested in good faith.

(d) Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code).

(e) There is no limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(f) Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g) As used in this Agreement:

(i) “Taxes” shall mean any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and

(ii) “Tax Returns” shall mean any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any taxing authority, including any schedule or attachment thereto, including any amendment thereof.

4.9 Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) The Company has made available to the Parent a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Lease, is in default under any of the Company Leases, and except where the existence of such defaults, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement, except for any failures to be in full force and effect that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any material real property to any person other than the Company and its Subsidiaries. The Company has provided the Parent with complete and accurate copies of all Company Leases.

4.10 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs). For purposes of this Agreement, the term “Intellectual Property” means all proprietary rights of every kind and nature throughout the world owned or used by the Company or any Subsidiary in the operation of the business of the Company or its Subsidiaries as it is currently conducted and as it is currently planned to be conducted, including, without limitation, all rights and interests pertaining to or deriving from (i) patents, patent rights, patent applications (including all provisionals, reissues, reexaminations, revisions, divisionals, continuations, continuing applications, continuations-in-part and extensions of any patent or patent application), inventions, discoveries, improvements, innovations, industrial designs, and all applications for registration of the foregoing; (ii) copyrights, registrations and applications for copyrights, works, derivative works, software (including, without limitation, all executables, libraries, controls and source code), software documentation, database rights, mask works, domain names, domain name registrations, web sites, web pages, moral rights, rights of privacy and publicity, and all applications for registration of the foregoing; (iii) trade secrets, know-how, processes, methods, data, formula, and information (including, without limitation, ideas, research and development, formulas, compositions and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals) (collectively, “Trade Secrets”); and (iv) trademarks, service marks, trade names, logos, designs, brand names, trade dress, and slogans (including, without limitation, the name of the Company and each Subsidiary and any fictitious names used by the Company or any Subsidiary) and all goodwill associated with any of the foregoing, and all applications for registration of the foregoing.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(c) All patents, patent applications, trademark and service mark applications and registrations for trademarks, service marks, copyrights and other forms of Intellectual Property included in the Company Intellectual Property that is the subject of any application, registration, filing, certificate, or other document issued by, filed with, or recorded by any Governmental Entity (“Registered Intellectual Property”), are subsisting and have not expired or been cancelled or abandoned.

(d) To the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not, in any material respect, infringe, violate or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation, or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, legality, validity or enforceability of any Company Intellectual Property.

(e) All maintenance and renewal fees necessary to preserve the material rights of the Company and its Subsidiaries in connection with the Registered Intellectual Property have been paid in a timely manner.

(f) The Company and each of its Subsidiaries has implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential.

(g) To the Company’s knowledge, no third party is infringing, violating or misappropriating in any material respect any of the Company Intellectual Property.

4.11 Agreements, Contracts and Commitments; Government Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all contracts and agreements (collectively, the “Company Material Contracts”), that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole. The Company has provided the Parent with a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in a Designated SEC Document.

(c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or would reasonably be expected to result in the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries as currently conducted. The Company does not as of the date of this Agreement have any “standstill” agreements in effect that restrict the acquisition of securities of the Company, or the taking of certain other actions relating to the control of the Company, by third parties other than the Parent. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is now, or following the Effective Time the Parent or any of the Parent’s Affiliates (including without limitation the Company or any of its Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Parent or any of the Parent’s Affiliates following the Closing that such party did not have before Closing.

(e) Neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company’s knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. Neither the Company nor any of its Subsidiaries has since January 1, 2001 been audited or investigated or is now being audited or, to the Company’s knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Justice, or the Inspector General of any Governmental Entity, nor, to the Company’s knowledge, has any such audit or investigation been threatened. To the Company’s knowledge, there is no valid basis for (a) the suspension or debarment of the Company or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (b) any material claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence.

4.12 Litigation. Except as disclosed in any Designated SEC Document, there is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. No claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to services, products or product candidates developed, tested, manufactured, marketed, distributed or sold by or on behalf of the Company or any of its Subsidiaries, in each case that if decided adversely to the Company or any of its Subsidiaries would be material to the Company and its Subsidiaries, taken as a whole.

4.13 Environmental Matters.

(a) Except for such matters that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have at all times complied with, and is not currently in violation of, any applicable Environmental Laws;

(ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(iii) there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

(iv) there was no Contamination of or at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries are subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

(vi) neither the Company nor any of its Subsidiaries have Released any Hazardous Substance to the environment;

(vii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(ix) there are no circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;

(x) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(xi) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of

Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

(xii) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

(xiii) there are no liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law.

(b) For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances or solid, medical, mixed or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances, or solid, medical, mixed or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive or hazardous materials or substances or oil or petroleum products or solid, medical, mixed or hazardous waste.

(c) For purposes of this Agreement, “Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

(d) For purposes of this Agreement, “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

(e) For purposes of this Agreement, “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; (C) any infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens; or (D) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(f) The Company has made available to the Parent a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access. A complete and accurate copy of each such document has been provided to the Parent.

4.14 Employee Benefit Plans.

(a) The Company has made available to the Parent a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”), including a written summary of any unwritten Employee Benefit Plan. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect compensatory benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or, at any applicable time included, the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has made available to the Parent, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), if applicable, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all current personnel, payroll and employment manuals and policies, (vi) all current employee handbooks and (vii) the three most recent reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted, except where the failure to do so has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. With respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to any material liability under ERISA, the Code or any other applicable law.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP (to the extent required by GAAP), on the financial statements of the Company, except for any such failures to make, accrue, account for or footnote that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination or opinion letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(g) Except as disclosed in Section 4.14(a) of the Company Disclosure Schedule, there have been no oral amendments or modifications to any Company Employee Plan made by (or with the consent of) the Company that would impair the Company’s right to amend or terminate each Company Employee Plan in accordance with the terms of such Plan. Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has provided to the Parent the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(i) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Employee Plan had an exercise price that was or may have been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

4.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries has complied with, and is not in violation of, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for any such failure to be in compliance that has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since January 1, 2005, any written notice alleging any material violation with respect to any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with, and is not in material violation of, any applicable Healthcare-Related Law with respect to the conduct of its business, or the ownership or operation of its properties or assets.

(c) Each of the services and products of the Company and its Subsidiaries that is currently being or that has been sold or provided by or on behalf of the Company or any of its Subsidiaries, and each of the product candidates that is currently being developed by the Company or any of its Subsidiaries, is being, and at all times has been, developed, tested, manufactured, processed, stored, transported, marketed, and distributed, as applicable, in compliance in all material respects with all applicable Healthcare-Related Laws, including, without limitation, those requirements relating to current good tissue practice (21 C.F.R. Parts 1270 and 1271), current good manufacturing practice (21 C.F.R. Parts 210, 211, 606, 630, and 640), quality system regulation (21 C.F.R. Part 820), good laboratory practice (21 C.F.R. Part 58), and good clinical practice (21 C.F.R. Parts 50, 54, 56, 312, and 812).

(d) The Company, each of its Subsidiaries, and each product of the Company and its Subsidiaries that is currently being or that has been sold or provided by or on behalf of the Company or any of its Subsidiaries, has all material, applicable Registrations from the U.S. Food and Drug Administration (“FDA”) or any other comparable Governmental Entity required to conduct their respective businesses. Each of the Registrations is valid and subsisting in full force and effect, and may be assigned and transferred to Parent in accordance with the Agreement. The Company does not have knowledge that FDA or any other comparable Governmental Entity is or may consider limiting, suspending, or revoking such Registrations, changing the marketing classification or materially changing labeling of the Company’s products. To the Company’s knowledge, there is no false or misleading information or significant omission in any product application or other submission to FDA or any other comparable Governmental Entity. The Company has fulfilled and performed its obligations under each Registration in all material respects, and no material event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Company’s knowledge, any third party that is a supplier, manufacturer, or contractor for the Company is in compliance in all material respects with all Registrations from the FDA or any comparable Governmental Entity insofar as they pertain to the manufacture of product components or products for the Company. For purposes of this Agreement, “Registrations” means authorizations, approvals, 510(k) clearance, licenses, permits, certificates, or exemptions issued by any Governmental Entity (including pre-market approval applications, pre-market notifications, investigational device exemptions, investigational new drug applications, new drug applications, biologic license applications, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company or its Subsidiaries that are required for the research, development, manufacture, process, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company and its Subsidiaries.

(e) To the Company’s knowledge, the pre-clinical and clinical trials (including any post-marketing studies) conducted by or on behalf of the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, informed consents and applicable Healthcare-Related Laws, including, without limitation, good clinical practice and good laboratory practice regulations.

(f) To the Company’s knowledge, each of the products and services of the Company and its Subsidiaries that is currently being or has been sold or provided by or on behalf of the Company or any of its Subsidiaries, and each of the product candidates that is currently being developed by the Company or any of its Subsidiaries, is being processed and manufactured in compliance in all material respects with applicable Healthcare-Related Laws (including applicable current “good tissue practice,” “good manufacturing practice” and “quality system” regulations).

(g) The Company is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity or otherwise pursuant to any Healthcare-Related Law.

(h) None of the services or products of the Company or any of its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, and, to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any product or service; (ii) a material change in the labeling of any product or service; or (iii) a termination, seizure or suspension of marketing of any product or service. No proceedings by FDA or any comparable Governmental Entity seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened against the Company.

(i) None of the Company or any of its Subsidiaries is subject to any investigation that is pending and of which the Company has been notified or, to the Company’s knowledge, which has been threatened, by (A) the FDA, (B) the Department of Health and Human Services Office of Inspector General or Department of Justice, or (C) any comparable Governmental Entity.

(j) To the Company’s knowledge, neither the Company nor its Subsidiaries has submitted any claim for reimbursement to any payment program in connection with any patient referrals that violated any applicable physician self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), or any applicable foreign, federal, state or local physician self-referral law.

(k) To the Company’s knowledge, none of the Company or any of its Subsidiaries has submitted any claim for payment to any payment program in violation of any laws relating to false claim, including the Federal False Claims Act, 31 U.S.C. § 3729, et. seq or any applicable foreign, federal, state or local false claims law.

(l) To the Company’s knowledge, none of the Company or any of its Subsidiaries has failed to comply in any material respect with any applicable security and privacy standards regarding protected health information under the regulations promulgated pursuant to HIPAA (as defined below), or any applicable foreign, federal, state or local privacy laws.

(m) To the Company’s knowledge, none of the Company or any of its Subsidiaries has failed to comply in any material respect with any applicable requirements under CLIA (as defined below). The Company and its Subsidiaries, as applicable, have, since January 1, 2005, maintained CLIA certification.

(n) To the Company’s knowledge, none of the Company or any of its Subsidiaries has failed to comply in any material respect with any applicable standard issued by the AABB. The Company and its Subsidiaries, as applicable, have, since January 1, 2005, maintained AABB accreditation.

(o) As used in this Agreement, the term “Healthcare-Related Law” means (i) the Federal Food, Drug and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b) (known as the “Anti-Kickback Statute”), (iv) the Medicare statute (Title 18 of the Social Security Act), federal and state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), (v) the federal TRICARE statute (10 U.S.C. § 1071 et seq.), (vi) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (vii) criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), (viii) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), (ix) the provisions in the Health Insurance Portability and Accountability Act of 1996 (Pub. L. 104-191) (“HIPAA”) relating to the privacy and security of individually identified health information, and all the regulations thereunder, (x) Section 353 of the Public Health Service Act (42 U.S.C. § 263a) as revised by the Clinical Laboratory Improvement Amendments of 1988 (Pub. L. 100-578) (“CLIA”), (xi) Animal Welfare Act (7 U.S.C. § 2131 et seq.), (xii) all regulations, guidances, rules, standards, guidelines, policies and orders of a U.S. Governmental Entity relating to any Healthcare-Related Law described in clauses (i)-(xii) of this definition or otherwise administered or issued by any U.S. Governmental Entity created by or enforcing any such Healthcare-Related Law and (xiii) all other foreign, federal, state and local statutes, laws, regulations, rules, standards, guidelines, policies and orders relating specifically to the subject matter of any of the Healthcare-Related Laws described in clause (i)-(xi) of this definition.

4.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”), other than any permits, licenses and franchises the failure of which to be held has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, other than any failure to be in compliance that has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than any cessation of effectiveness that has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

4.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each Subsidiary are in compliance with all applicable laws relating to the hiring, employment, classification and termination of employees and independent contractors except for such non-compliance that has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) The Company has made available to the Parent a copy of each employment agreement (other than offer letters substantially consistent with the form of offer letter made available to Parent) with employees of the Company or any of its Subsidiaries.

(c) The Company has made available to the Parent a complete and accurate list of all independent contractors currently engaged by the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such person or entity.

(d) The Company and each of its subsidiaries has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its respective employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing, except as has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(e) Neither the Company or any of its Subsidiaries has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is 90 days immediately preceding the Offer Date and continuing through the Closing Date.

(f) Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which either Company or any Subsidiary could incur, any Liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

4.18 Insurance. The Company has made available to the Parent a complete and accurate list of the insurance policies maintained by the Company and its Subsidiaries (the “Insurance Policies”). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party.

4.19 Opinion of Financial Advisor. The financial advisor of the Company, UBS Securities LLC (the “Financial Advisor”), has delivered to the Company Board an opinion dated the date of this Agreement to the effect that, as of such date, the Offer Consideration and the Merger Consideration, taken together, are fair, from a financial point of view to the holders of Company Common Stock, other than Parent, Merger Sub and their respective Affiliates, a signed copy of which opinion will be provided (solely for informational purposes) by the Company to the Parent promptly following the execution of this Agreement.

4.20 Section 203 of the DGCL Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

4.21 Brokers; Schedule of Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expense shall be paid by the Company. The Company has delivered to the Parent a complete and accurate copy of all agreements pursuant to which the Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

4.23 Rule 14d-10. The Company Board has determined that each of the members of the Compensation Committee of the Company Board (the “Compensation Committee”) are, and the Company represents and warrants that each of the members of the Compensation Committee are and “independent directors” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Compensation Committee under all applicable Nasdaq Marketplace Rules. On or prior to the date hereof, the Compensation Committee approved each Company Compensation Arrangement (as defined in this Section 4.23) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Approved Company Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act. The Company has provided copies of all resolutions adopted or actions taken in connection with all Approved Company Compensation Arrangements. Each Approved Company Compensation Arrangement in existence as of the date hereof described in clause (i) below is listed on Section 4.23 of the Company Disclosure Schedule and each Approved Company Compensation Arrangement in existence as of the date hereof described in clause (ii) below has been made available to the Parent. As used in this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any of its Subsidiaries, on the one hand, and any officer, director or other stockholder of the Company or any of its Subsidiaries, on the other hand, and any amendments thereto entered into during the 12 months immediately prior to the date hereof and (ii) any Company Stock Options.

4.24 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes Act.

(a) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 4.24(b) of the Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) Since January 1, 2005 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(d) The Company has not, since the date on which it first became subject to Section 402 of the Sarbanes-Oxley Act of 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 4.24(e) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND THE PURCHASER

The Parent and the Purchaser each represents and warrants to the Company as follows:

5.1 Organization, Standing and Power. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to materially delay or materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser (including the approval of the Merger by the Parent in its capacity as the sole stockholder of the Purchaser). This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization, Certificate of Incorporation or By-laws of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Purchaser is a party or by which either of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 5.2(c) having been obtained prior to the Effective Time and all filings and notifications described in Section 5.2(c) having been made and the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act having terminated or expired prior to the Effective Time, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not reasonably be expected to materially delay or materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filings under the Securities Act and the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable “takeover” or state securities laws, and (v) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to materially delay or materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

5.3 Information Provided. The written information supplied by or on behalf of the Parent or the Purchaser for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the Commission, and on the date the Schedule 14D-9 is first published, sent or given to stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.4 Interim Operations of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.

5.5 Absence of Litigation. As of the date of this Agreement, there is no action pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries or any of its or their respective properties or assets that would reasonably be expected to materially delay or materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder. As of the date of this Agreement, none of the Parent or its subsidiaries is subject to any order, judgment, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to materially delay or materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

5.6 Availability of Funds. At the expiration of the Offer and at the Effective Time, the Parent and the Purchaser will have available all the funds necessary to purchase all the shares of Company Common Stock pursuant to the Offer and the Merger and to pay all fees and expenses payable by the Parent or the Purchaser related to the transactions contemplated by this Agreement.

5.7 Not An Interested Person. Neither Parent nor the Purchaser is an “interested stockholder” as defined in Section 203 of the DGCL.

5.8 Other Agreements and Understandings. As of the date hereof, none of the Parent, the Purchaser or any controlled affiliate of the Parent is a party to any written agreement with any director or executive officer of the Company.

5.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Parent, the Purchaser or any of their respective subsidiaries or affiliates, except Merrill Lynch & Co., whose fees and expense shall be paid by the Parent.

ARTICLE VI

CONDUCT OF BUSINESS

6.1 Conduct Prior to Effective Time. Except as expressly consented to in writing by the Parent, which consent shall not be unreasonably withheld, delayed or conditioned, from and after the date of this Agreement, other than as expressly required by this Agreement, until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply in all material respects with all applicable laws, rules and regulations, and use its reasonable best efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets, and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, except that the Company and the Subsidiaries shall not be required to increase the compensation of or otherwise make additional payments to any such persons other than in the Ordinary Course of Business, and maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as specifically set forth in Section 6.1 of the Company Disclosure Schedule or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent (which consent will not, in the case of any request by the Company to grant Company Stock Options as would be otherwise prohibited pursuant to clause (b) below, and in the case of any request by the Company to hire new employees as would be otherwise prohibited pursuant to clause (x) below, be unreasonably withheld, conditioned or delayed):

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (C), for (1) the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options and Company Warrants to the extent required under the terms of such Company Stock Options and Company Warrants as in effect on the date hereof; or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms, and other than the grant of Company Stock Options under the Company Stock Plans, provided that (w) each such Company Stock Option shall have an exercise price that is not less than the fair market value of the Company Common Stock as of the date such option is granted, (x) each such Company Stock Option shall have vesting terms that are consistent with the past practice of the Company, (y) such Company Stock Options may only be granted to new employees in connection with their initial hiring and (z) such Company Stock Options shall not be exercisable for more than 500 shares of Company Common Stock in the case of any individual new employee, or more than 10,000 shares of Company Common Stock in the aggregate);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of, license, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiaries) (it being understood that this Section 6.1(f) does not prohibit the sale by the Company and its Subsidiaries of their products in the Ordinary Course of Business);

(g) adopt or implement any stockholder rights plan;

(h) except for a confidentiality agreement as permitted by Section 7.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(i) (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of June 30, 2007 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investments in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;

(j) make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $200,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in any fiscal quarter (pro rated for any partial fiscal quarter) in excess of $500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(k) make any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or accrual;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business;

(m) modify, amend or terminate any Company Material Contract to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

(n) (A) enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

(o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, key employee or consultant (except for annual salary increases of non-officer employees in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(p) change any material Tax election, settle or compromise any material Tax liability or amend any material Tax return, except as required by applicable laws or regulations;

(q) commence any offering of shares of Company Common Stock pursuant to the ESPP;

(r) initiate, compromise or settle any material litigation or arbitration proceeding;

(s) open or close any facility or office;

(t) fail to pay accounts payable and other obligations in the Ordinary Course of Business, other than to the extent being disputed in good faith;

(u) take any action that would cause any Company Compensation Arrangement not to satisfy the requirements of the non-exclusive safe-harbor in Rule 14d-10(d)(2) under the Exchange Act;

(v) authorize any of, or commit to take any of, the foregoing actions;

(w) initiate any pre-clinical trials, clinical trials or any other program, study, investigation or collaboration (or make any filing or application with any Governmental Entity with respect thereto) or materially alter ongoing activities or currently planned activities with respect to ongoing pre-clinical trials, clinical trials, programs, studies, investigations or collaborations (or related filings or applications) of the Company or any of its Subsidiaries, each of which is ongoing or planned activity is set forth on in Section 6.1(x) of the Company Disclosure Schedule; or

(x) hire new employees, other than (x) the hiring of any new employee with an annual base salary of less than $100,000, who is replacing (and will have substantially similar responsibilities as) an employee of the Company or one of its Subsidiaries as of the date hereof whose employment with the Company or one of its Subsidiaries terminates after the date hereof and (y) up to five new employees who are not described in clause (x) and who have annual base salaries of less than $100,000.

6.2 Confidentiality. The parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of June 13, 2007, as amended on July 23, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) Except as set forth in this Section 7.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under Section 203 of the DGCL and (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the acceptance for payment of any shares of Company Common Stock pursuant to the Offer (the “Specified Time”), the Company may, to the extent failure to do so would be inconsistent with the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board reasonably determines in good faith after consultation with outside counsel and a nationally recognized independent financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 7.1, and subject to compliance with Section 7.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 7.1(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 7.1 withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in 7.1(a) entered into in the circumstances referred to in 7.1(a));

(iii) withdraw or modify, or propose to withdraw or modify, the approval by the Compensation Committee of the Company Compensation Arrangements as Approved Company Compensation Arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act; or

(iv) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, provided the Company shall not have breached (other than an immaterial breach) its obligations under Section 7.1(a), the Company Board may withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement, the Offer or the Merger in circumstances where the Company Board has determined that a Superior Proposal is outstanding, if (1) (A) the Company Board determines in good faith, after consultation with outside counsel, that to do otherwise would be inconsistent with the fiduciary obligations of the Company Board, but only at a time that is prior to the Specified Time and is after the third business day following the Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising the Parent that the Company Board desires to withdraw or modify the recommendation (and the manner and timing in which it intends to do so), and (B) the Company provides the Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with the Parent with respect thereto during the three (3) business day period after the Parent has received the Adverse Recommendation Notice, in each case as would enable the Company Board or committee thereof to proceed with its recommendation in favor of this Agreement, the Offer or the Merger, and (2) (A) such withdrawal is due to the existence of a Superior Proposal, and the Company has complied with the requirements of Section 7.1(c), including without limitation specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (B) the Parent shall not have within three (3) business days of the receipt of the Adverse Recommendation Notice made an offer or proposal that the Company Board determines in good faith (after consultation with its financial and legal advisors) to be at least as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal. Nothing in this Section 7.1 shall be deemed to permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 7.1(b) unless it has terminated this Agreement pursuant to Section 9.1(d)(iii) and paid to the Parent the fees specified in Section 9.3. In addition, and notwithstanding the foregoing, at any time prior to the Specified Time, the Company Board may in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Company Adverse Recommendation Change (as defined in Section 9.1(c)(ii) hereof) if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Intervening Event, failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary obligations; provided that, the Company Board shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has (x) provided to the Parent at least three business days’ prior written notice (unless the Intervening Event arises fewer than three business days prior to the Specified Time) advising the Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three business day period, if requested by the Parent, engaged in good faith negotiations with the Parent to amend this Agreement in such a manner that obviates the need or reason for a Company Adverse

Recommendation Change as a result of the Intervening Event. Any Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Offer and the Merger.

(c) The Company shall promptly advise the Parent orally, with written confirmation to follow within 24 hours, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to, or that would reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall (i) keep the Parent informed, on a current basis, of the status and material details (including any material change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company, including those provided by electronic mail, from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal and (iii) if the Parent shall make a counterproposal, consider in good faith the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Parent.

(d) Nothing contained in Section 7.1 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, in no event shall the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.1(b).

(e) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company shall use its reasonable best efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

(f) For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 15% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire a majority of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, consolidation, share exchange, other business combination or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Parent to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

7.2 Efforts; Consents, Notices and Approvals.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable following the date of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using its reasonable best efforts: (A) to obtain all necessary waivers, consents and approvals from third parties; (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign laws or regulations; (C) to effect all necessary registrations and filings, including filings under the HSR Act and submissions of information requested by Governmental Entities; (D) to fulfill all conditions to this Agreement; and (E) to keep each other reasonably informed of progress with respect to tenders of shares of Company Common Stock. Each of the Company, the Parent and the Purchaser further covenants and agrees that, prior to the exercise by the Parent or the Purchaser of its right to terminate the Offer under paragraphs (iii)(a) or (iii)(b) of Annex I, each of the Company, the Parent and the Purchaser shall use its reasonable best efforts. Notwithstanding anything to the contrary herein, nothing in this Section shall require either the Company, Parent or any of its Subsidiaries to: (i) agree to or to effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries or Purchaser and its subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries or of Purchaser and its subsidiaries, (ii) enter into, amend or agree to enter into or amend, any contracts or agreements of the Company or its Subsidiaries or of Parent or its Subsidiaries or Purchaser or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries or Purchaser or its Subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Entity if such action is reasonably expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, the Company shall not be prohibited under this Section 7.2(a) from taking any action permitted by the terms of Section 7.1.

(b) The Company shall confer with the Parent on a regular and frequent basis as reasonably requested by the Parent concerning operational matters and promptly advise the Parent orally and in writing of any change or event having, or which would reasonably be expected to result in, a Company Material Adverse Effect. The Company shall promptly provide to the Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(c) Without limiting the generality of Section 7.2(a), if any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute shall become applicable to the transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

7.3 Notification of Certain Matters.

(a) Prior to the Acceptance Time, the Company shall give prompt notice to the Parent if, at any time (i) any change, event, circumstance, development or effect occurs or exists that would result in any representation or warranty of the Company contained in this Agreement that is qualified as to materiality not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or (ii) the Company fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties hereunder. Without limiting the foregoing, the Company shall, within 24 hours after it has notice of any of the following, notify the Parent of:

(i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transaction contemplated hereby.

(b) The Parent shall give prompt notice to the Company if, at any time (i) any change, event, circumstance, development or effect occurs or exists that would result in any representation or warranty of the Parent or the Purchaser contained in this Agreement that is qualified as to materiality not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or (ii) the Parent or the Purchaser fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Parent or the Purchaser or the conditions to the obligations of the parties hereunder.

7.4 Company Stockholder Approval of the Merger.

(a) If the adoption of this Agreement by the stockholders of the Company is required under the DGCL in order to consummate the Merger, the Company shall, acting through the Company Board, at the Parent’s request, as soon as practicable following the acceptance for payment of, and payment for, shares of Company Common Stock by the Purchaser in the Offer (coordinating the timing thereof with the Parent), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining such stockholder approval. Subject to Section 7.1, to the fullest extent permitted by law, the Company shall, through the Company Board, recommend to its stockholders that they adopt this Agreement and approve the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.4(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement, the Offer or the Merger. Notwithstanding the foregoing, if the Purchaser or any other subsidiary of the Parent shall acquire at least 90% of the outstanding shares of the Company Common Stock, the parties shall, at the request of the Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(b) If the adoption of this Agreement by the stockholders of the Company is required under the DGCL in order to consummate the Merger, the Company shall, at the Parent’s request, as soon as practicable following the acceptance for payment of, and payment for, shares of Company Common Stock by the Purchaser in the Offer, prepare and file with the SEC a proxy or information statement (the “Proxy Statement”) in accordance with the Exchange Act and any other applicable laws, and will use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information, and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the on hand, and the SEC, or its staff, or any other government officials on the other hand with respect to the Proxy Statement. The Company shall consult with the Parent and its counsel prior to responding to any comments from the SEC or its staff or any other government officials. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders and file with the SEC any such amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to the Company’s stockholders unless it has first obtained the consent of the Parent to such mailing, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) The Parent shall cause all shares of Company Common Stock purchased by the Purchaser pursuant to the Offer and all other shares of Company Common Stock owned by the Parent or the Purchaser or any other subsidiary of the Parent to be voted in favor of the adoption of this Agreement.

7.5 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries and the Company’s and such Subsidiaries’ Representatives to, afford to the Parent and its Representatives complete access, at all reasonable times, during the period prior to the Effective Time, to all of the Company’s and any of its Subsidiaries’, properties, books, records, contracts, commitments and personnel and shall furnish the Parent all financial, operating and other data and information as the Parent may reasonably request. Unless otherwise required by law, the Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Without limiting the generality of the foregoing, the Company shall, within two business days of any request therefore, provide to the Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). The Company shall use its reasonable best efforts to secure for the Parent access to and copies of the workpapers of its independent public accountants. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Offer or the Merger. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information if doing so would (i) violate any applicable laws, rules or regulations, (ii) result in the loss of attorney-client privilege with respect to such information (provided that such privilege cannot be reasonably sufficiently protected using a joint defense or other similar agreement) or (iii) result in a breach of an agreement to which the Company or any of its Subsidiaries is a party or result in the disclosure of trade secrets of third parties. The Parent and the Company shall work together in scheduling and coordinating all inspections.

7.6 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (ii) the Parent and the Company shall each use its reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to using such efforts, except to the extent that any delay caused by such consultation, opportunity to review and comment would be inconsistent with the fiduciary obligations of the board of directors of Parent or the Company, as applicable.

7.7 Indemnification.

(a) From and after the Effective Time, the Parent and the Purchaser shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and advance expenses, to hold harmless and to exculpate each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless, advance expenses or exculpate exist on the date of this Agreement.

(b) For a period of six years after the Effective Time, the Parent and the Purchaser shall either cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been made available to the Parent prior to the date of this Agreement), or cause the Surviving Corporation to purchase a “tail policy”, in either case with coverage in amount and scope at least favorable to such persons as the Company’s existing coverage; provided that in no event shall the Parent or the Surviving Corporation be required to expend in excess of 225% of the annual premium currently paid by the Company for such coverage. At the Company’s option, the Company may purchase prior to the Effective Time a six-year prepaid “tail policy” on terms and conditions providing not materially more favorable benefits as the current directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, in which case the Parent and the Purchaser shall not be required to purchase a “tail policy” pursuant to the immediately preceding sentence, provided that the Company shall not expend, in purchasing such “tail policy”, an amount in excess of $1,250,000.

(c) The provisions of this Section 7.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(d) In the event the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, if the Parent and the Surviving Corporation’s successors and assigns do not assume all of the obligations set forth in this Section 7.8 by operation of law, then proper provision shall be made such that such successors and assigns assume such obligations. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this section is not prior to, or in substitution for, any such claims under any such policies.

7.8 Employee Benefits Matters.

(a) For a period of one year following the Effective Time, the Parent shall provide, or shall cause to be provided, to employees of the Company and its Subsidiaries as of the Effective Time to the extent such employees remain employed by the Surviving Corporation (“Company Employees”) (i) a base salary at a rate no less than the rate of annual base salary provided to such employees immediately prior to the Effective Time and (ii) employee benefits (excluding equity compensation) that are substantially comparable, in the aggregate, to the benefits provided to such employees immediately prior to the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to the Company Employee Plan in which such Company Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing primarily medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Prior to the Effective Time, the Company shall take all steps necessary to cause all Company Stock Options, whether vested or unvested, that are outstanding immediately prior to the Effective Time to become fully vested and each such Company Stock Option to be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 3.2(h) with respect to such payment) determined by multiplying (x) the excess of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (y) the number of shares of Company Common Stock subject to such Company Stock Option (the “Option Consideration”). Payment of Option Consideration shall be made as soon as practicable after the Effective Time.

(d) On the Closing Date (or, to the extent the date of the Closing can be reasonably anticipated by the Company, on the second business day prior to the Closing Date), the Company shall provide to the Parent a complete and accurate list of all outstanding Company Stock Options as of the Closing Date, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option as of the Closing Date, the exercise price and the date of grant.

7.9 Employee Stock Purchase Plan and 401(k) Plan. As soon as practicable following the date of this Agreement, the Company Board or, if appropriate, any committee administering the ViaCell, Inc., Inc. 2004 Employee Stock Purchase Plan (the “ESPP”), shall adopt such resolutions or take such other actions as are required to (i) cancel all options granted under such plan and (ii) terminate such plan prior to the Effective Time and return all payroll deduction amounts credited to the participants in such plan entitled thereto. Prior to the Effective time, the Company Board or, if appropriate, any committee administering the Company’s 401(k) Plan, shall adopt such resolutions or take such other actions as are required to terminate such plan on or prior to the Effective Time.

7.10 Treatment of Company Warrants. The Company shall take all commercially reasonable actions necessary to ensure that all Company Warrants, to the extent not exercised prior to the Effective Time, shall terminate and be cancelled as of the Effective Time and thereafter shall be of no further force or effect.

7.11 Stockholder Litigation. The Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without the Parent’s consent.

7.12 Parent Guaranty. The Parent hereby unconditionally guarantees the Purchaser’s obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Purchaser.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) The Parent or the Purchaser shall have made, or caused to be made, the Offer on the terms and conditions set forth therein and shall have purchased, or caused to be purchased, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer;

(b) this Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company, to the extent required by applicable law; and

(c) no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any Governmental Entity nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would make the acquisition or holding by the Parent or its subsidiaries of the shares of Company Common Stock or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company (to the extent required by applicable law), as follows:

(a) by mutual written consent of the Parent, the Purchaser and the Company;

(b) by either the Parent or the Company:

(i) if the Offer is not consummated on or before February 28, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been a principal cause of or resulted in the failure of the Offer to be consummated on or before the Outside Date; or

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, any shares of Company Common Stock pursuant to the Offer or consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by the Parent, prior to the purchase of any shares of Company Common Stock pursuant to the Offer:

(i) if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Annex I, or Section 8.1, and which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that neither the Parent nor the Purchaser is then in material breach of any representation, warranty or covenant contained in this Agreement);

(ii) if the Company Board or any committee thereof, whether or not in the exercise of their fiduciary or other legal duties, (1) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to the Parent or the Purchaser, its approval or recommendation of the Offer, the Merger, this Agreement, (2) fails to recommend to the Company’s stockholders that they accept the Offer and adopt this Agreement, or following the request of the Parent, fails within ten business days of such request to reaffirm its approval and recommendation in favor of the Offer, the Merger and this Agreement and against any such Acquisition Proposal (provided that Parent may make such request only after the announcement of an Acquisition Proposal or any material modification thereto, and in each case only once with respect to any such announcement or material modification), (3) approves or recommends or takes a position of neutrality with respect to, or proposes to approve or recommend or take a position of neutrality with respect to, any Acquisition Proposal, (4) withdraws or modifies, or proposes to withdraw or modify, the approval by the Compensation Committee of the Company Compensation Arrangements as Approved Company Compensation Arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act or (5) the Company Board or any committee thereof shall have resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”); or

(iii) if the Company materially breaches the covenant contained in Section 7.1 of this Agreement.

(d) by the Company, prior to the purchase of any shares of Company Common Stock pursuant to the Offer:

(i) if the Parent or the Purchaser breaches or fails to perform in any material respect any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform materially impairs the Parent’s and the Purchaser’s ability to consummate the Offer or the Merger and which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to the Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(ii) upon three business days’ notice to the Parent if, for any reason, (x) the Purchaser shall have failed to commence the Offer by the date that is 15 business days after the date of this Agreement (other than as a result of the failure by the Company to provide any information to the Parent that is required to be provided hereunder) or (y) the Offer expires as a result of the non-satisfaction of the Minimum Condition without the Purchaser having accepted for payment all shares of Company Common Stock tendered pursuant to the Offer, in each of (x) and (y) which failure has not be cured prior to the expiration of such three business days’ notice; provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement; and provided further, that the Parent shall retain any right it has to terminate this Agreement prior to the expiration of such three business days’ notice; or

(iii) if: (A) the Company has not breached (other than any immaterial breach) Section 7.1; (B) the Company Board has received a Superior Proposal; (C) in light of such Superior Proposal, the Company Board shall have determined in good faith, after consultation with outside counsel, that the failure of the Company Board to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger would be inconsistent with its fiduciary obligations; (D) the Company has notified the Parent in writing (which shall include written electronic communication) of the determinations described in clause (C) above on the date such determinations are made; (E) at least three business days following delivery to the Parent of the notice referred to in clause (D) above (or, if such notice is delivered fewer than three business days prior to the Specified Time, then for the period remaining up to immediately prior to the Specified Time), and taking into account any revised proposal that is binding and irrevocable for such three business day (or, as applicable, shorter) period made by the Parent, such Superior Proposal remains a Superior Proposal and the Company Board has again made the determinations referred to in clause (C) above; (F) at or before the effective time of the termination of this Agreement pursuant to this Section 9.1(d)(iii), the Company pays to the Parent the fee due under Section 9.3; and (G) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of the Parent, the Purchaser or the Company hereunder, except as set forth in 4.22, 5.9, this Section 9.2, Section 9.3 and Article X, which provisions shall survive such termination; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of any willful breach of this Agreement.

9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement.

(b) The Company shall pay to the Parent $8,500,000 in cash if:

(i) the Company terminates this Agreement pursuant to Section 9.1(d)(iii);

(ii) the Parent terminates this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(iii), in either case as a result of the Company’s willful breach of Section 7.1;

(iii) the Parent terminates this Agreement pursuant to Section 9.1(c)(ii); or

(iv) after the date of this Agreement: (A) any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement; (B) in the case only of a termination pursuant to Section 9.1(b)(i), the Offer shall have remained open until the Outside Date and the Minimum Condition is not satisfied at such expiration date; (C) this Agreement is terminated pursuant to Section 9.1(b)(i) or 9.1(c)(i); and (D) within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement).

Any fee due under this Section 9.3(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of clause (iv) above, in which case such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

9.4 Amendment. At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby; provided, however, that after any such stockholder approvals shall have been obtained, no amendment shall be made which, under applicable law, requires the further approval of such stockholders without such approval. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.

9.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in Section 9.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require, in the case of the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall include the approval contemplated by Section 1.3(c)).

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Parent and the Purchaser contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 10.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered and received (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) upon delivery (or, if delivered after 5:00 p.m. on any day, at 9:00 a.m. on the following day) in the case of e-mail or facsimile, in each case to the intended recipient as set forth below:

(a)	If to the Parent or the Purchaser:

PerkinElmer, Inc.

940 Winter Street

Waltham, Massachusetts 02451

Attention: Katherine A. O’Hara, Esq., Senior Vice President, General Counsel & Secretary

Facsimile No.: (781) 663-5970

E-mail: katherine.o’hara@perkinelmer.com

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz, Esq.

Facsimile No.: (617) 526-5000

E-mail: hal.leibowitz@wilmerhale.com

(b)	If to the Company:

ViaCell, Inc.

245 First Street, 15th Floor

Cambridge, MA 02142

Attention: Marc D. Beer, President and Chief Executive Officer

Facsimile No.: (617) 914-3855

E-mail: mbeer@viacellinc.com

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Marc Rubenstein, Esq.

Facsimile No.: (617) 951-7050

E-mail: marc.rubenstein@ropesgray.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth. For the avoidance of doubt, a notice or other communication required under this Agreement to be delivered or received on or before a certain date or at or before a certain time, and actually delivered or received (without regard to this Section 10.2) on or before such date or at or before such time, shall not be considered not timely delivered or received because such notice is deemed delivered or received at a later time pursuant to this Section 10.2.

10.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4 No Third Party Beneficiaries. Other than the provisions of Section 7.7, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Purchaser may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without the consent of the Company, provided that the Parent and/or the Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

10.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, including Annex I, they shall be deemed to be followed by the words “without limitation.” The term “affiliate” of any person means any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and the term “person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity. For purposes of this Agreement, the Company shall not be deemed to be an affiliate or Subsidiary of the Purchaser or the Parent. Inclusion of information in the Company Disclosure Schedule does not constitute an admission or acknowledgment of the materiality of such information. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. The term “knowledge” with respect to the Company shall mean the actual knowledge, after reasonable investigation, of the individuals listed on Section 10.8 of the Company Disclosure Schedule. Representations and warranties as to the enforceability of contracts, including this Agreement, shall be deemed qualified as to enforceability by applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and general principles of equity and subject to the due authorization, execution, and delivery by the counter-parties thereto. Where this Agreement refers to information that has been “made available” to the Parent, that shall mean that such information was either (i) included in the Designated SEC Documents or (ii) included in the Bowne electronic data room at least two business days prior to the date of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

10.12 WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERKINELMER, INC.

By:	/s/ ROBERT F. FRIEL
Name:	Robert F. Friel
Title:	President and Chief Operating Officer

VICTOR ACQUISITION CORP.

By:	/s/ JOHN L. HEALY
Name:	John L. Healy
Title:	Secretary

VIACELL, INC.

By:	/S/ MARC D. BEER
Name:	Marc D. Beer
Title:	President and Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part.

Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer, and may postpone the acceptance of, or payment for, any shares of Company Common Stock, if:

(i) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered and not properly withdrawn does not equal at least a majority of such shares of Company Common Stock outstanding on a fully diluted basis on the date of purchase (where “on a fully diluted basis” means the number of shares of Company Common Stock outstanding, together with the shares of Company Common Stock which the Company may be required to issue pursuant to warrants, options or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable) (the “Minimum Condition”);

(ii) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act shall not have expired or been terminated; or

(iii) at any time on or after the date of the Agreement and before the Specified Time, any of the following shall occur and shall continue to exist:

(a) there shall be instituted or pending any suit, action or proceeding by any Governmental Entity (1) challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the transactions contemplated by the Agreement, including the Offer and the Merger, or seeking to obtain from the Company or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer or the Merger) the Parent or any of its Affiliates, any material damages, (2) seeking to prohibit or materially limit the ownership or operation by the Company, the Parent or the Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries or (to the extent it materially affects the transactions contemplated by the Agreement, including the Offer or the Merger) of the Parent and its Affiliates, (3) seeking to compel the Company, the Parent or the Purchaser to dispose of or to hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or (to the extent it materially affects the transactions contemplated by the Agreement, including the Offer or the Merger) of the Parent or any of its Affiliates, (4) seeking to impose any material limitation on the ability of the Company, the Parent or the Purchaser to conduct the business or own the assets or the Company or any of its Subsidiaries or (to the extent it materially affects the transactions contemplated by the Agreement, including the Offer or the Merger) of the Parent or any of its Affiliates, (5) seeking to impose material limitations on the ability of the Parent or the Purchaser to acquire or hold, or to exercise full rights of ownership of any shares of Company Common Stock, including the right to vote such Shares on all matters properly presented to the Company’s stockholders, or (6) seeking to require divestiture by the Parent or the Purchaser of all or any of the shares of Company Common Stock;

(b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, promulgated, entered, enforced, amended or issued, by any Governmental Entity, which is applicable to (x) the Parent, the Purchaser, the Company or any of the Company’s Subsidiaries or (y) the Offer, the Merger or the Agreement, other than the routine application to the Offer and the Merger of the waiting period provisions under the Hart-Scott-Rodino Act, that has the effect of making illegal, or

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prohibiting or otherwise directly or indirectly restraining or prohibiting the transactions contemplated by the Agreement, including the Offer and the Merger, or that results in, or would reasonably be expected to result in, directly or indirectly, any of the consequences referred to in paragraph (a) above;

(c) there shall have occurred, since the date of this Agreement, any event, change, occurrence, effect, fact or circumstance which has had, or would reasonably be expected to result in, a Company Material Adverse Effect;

(d) (1) Any representation or warranty of the Company contained in Section 4.2 (to the extent relating to the number of outstanding shares of capital stock and the number of shares of Company Common Stock subject to, and the exercise price of, Company Stock Options, and except for any minor inaccuracy), Section 4.4(a) or clause (i) of Section 4.7 of the Agreement shall not be true and correct, in each case as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representation or warranty expressly relates to a specified date, in which case as of such date) or (2) any other representation or warranty of the Company contained in the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (2), where the failure of such representations and warranties to be true as of such dates, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect;

(e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

(f) there shall have occurred any Company Adverse Recommendation Change; or

(g) this Agreement shall have been terminated in accordance with its terms;

which in the reasonable judgment of the Parent and the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be waived by the Parent or the Purchaser (except for the Minimum Condition), in whole or in part, at any time and from time to time, in their respective sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Parent or the Purchaser concerning the events described in this Annex I shall be final and binding upon all parties.

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Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish a supplemental copy of any omitted exhibit to the SEC upon request.